Exhibit 10.4

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of April 22, 2026, (the “Effective Date”), between Gameverse Interactive Corporation, a Nevada corporation, (the “Company”) and Jared Thau, an individual residing in Boca Raton, FL (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company and to enter into a formal employment agreement for the benefit and protection of all of the parties.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

1.	Recitals. The above recitals are true, correct, and are herein made incorporated by reference.

2.	Employment. The Company hereby employs the Employee as the Company’s Chief Executive Officer (“CEO”) and the Employee hereby accepts employment as a full-time employee, upon the terms and conditions hereinafter set forth.

3.	Duties and Responsibilities. During the term of this Agreement, the Employee shall serve as the Chief Executive Officer. The Employee shall report to the Company’s Board of Directors.

4.	At-Will Employment. Employee’s employment with the Company shall be “at-will” and as such, can be terminated at any time with or without cause. If Employee is terminated without “Cause” or a “Constructive Termination” occurs and following a “Change in Control” as is defined in paragraph 6 below, Employee shall be entitled to certain benefits and severance.

5.	Inventions. Employee shall promptly disclose to the Company all inventions, discoveries, developments, works of authorship, ideas, designs, processes, proprietary platform software, systems, data, know-how, technologies and other intellectual property conceived, created, developed, or reduced to practice by the Employee, alone or with others, during Employee’s employment, that relate to the Company’s business, result from the Employee’s services, or are developed using Company time, resources, or Proprietary Information, as defined below, (“Inventions”). All such Inventions shall be the exclusive property of the Company; to the extent any Invention is not a work made for hire, the Employee hereby irrevocably assigns to the Company all right, title, and interest therein, and the Employee shall execute such further documents and provide such assistance as the Company may reasonably request to evidence, perfect, or enforce the Company’s rights. For the avoidance of doubt, only a Qualifying Invention, as defined below, shall be eligible for the additional incentive compensation described therein.

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6.	Compensation and Benefits.

a.	Salary. During the Term of this Agreement, the Employee shall be paid an initial base salary (the “Base Salary”) of three hundred thousand dollars ($300,000.00) payable pursuant to the Company’s normal payroll cycle. Employee shall be entitled to an annual raise subject to milestones and metrics to be mutually agreed upon by Employee and the Company’s Board of Directors.

b.	Initial Equity Grant. As part of his employment, Employee shall receive an initial equity grant of stock options to purchase four hundred thousand (400,000) shares of the Company’s common stock at an exercise price of one dollar and thirty-eight cents ($1.38) per share (the “Options”). The Options shall vest over a three (3) year period. With one-third (1/3) of the Options vesting on each anniversary of the Effective Date of this Agreement. In addition, any unvested Options at the time of a “Change in Control” (as defined below) shall become immediately vested at such date.

c.	Additional Incentive Compensation. As part of his employment, Employee shall receive such additional incentive compensation as is expressly provided in the incentive compensation addendum attached to this Agreement as Schedule A (the “Incentive Compensation Addendum”).

d.	Additional Incentive Compensation for Future Inventions. In consideration of each Qualifying Invention conceived, created, developed, reduced to practice, authored, or otherwise generated by the Employee during the term of the Employee’s employment that is disclosed to and owned or assigned to the Company pursuant to this Agreement, the Employee shall receive such additional incentive compensation as is expressly provided under Article 9 of the Incentive Compensation Addendum. Any such compensation shall be determined, calculated, and paid solely in accordance with the terms, conditions, performance criteria, approval requirements, and limitations set forth in the Incentive Compensation Addendum. For the avoidance of doubt, the Employee’s entitlement to any such additional compensation shall not affect the Company’s exclusive ownership of any Invention under this Agreement, and no compensation shall be due except as specifically provided in the Incentive Compensation Addendum. “Qualifying Invention” means any Invention conceived and materially developed by the Employee during the term of the Employee’s employment that (a) is disclosed to the Company in writing, (b) is owned by, or validly assigned to, the Company pursuant to this Agreement, and (c) constitutes a material proprietary platform software, system, technology, architecture, or other foundational intellectual property of the Company, as determined by the Board in good faith. For the avoidance of doubt, routine enhancements, minor modifications, bug fixes, updates, adaptations, derivative works, or other incremental developments shall not, standing alone, constitute a Qualifying Invention unless the Board expressly determines otherwise in good faith.

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e.	Annual Bonus. As part of his employment, Employee shall be entitled to an annual bonus of up to one hundred and fifty (150) percent of his existing base salary subject to milestones and metrics to be mutually agreed upon by Employee and the Company’s Board of Directors.

f.	Annual Bonus of ISOs/RSUs. [Reserved.]

g.	Monthly Car Allowance. During the term of this Agreement, the Employee shall be entitled to a monthly automobile allowance of up to $2,000 per month for vehicle-related costs, including lease payments, financing payments, rental charges, insurance, fuel, tolls, parking, maintenance, repairs, and other reasonable automobile expenses incurred in connection with the Employee’s duties. Such allowance shall be paid or reimbursed in accordance with the Company’s regular payroll or expense reimbursement practices, as applicable, subject to applicable withholding and Company policy.

h.	Medical, Dental and Vision Coverage. Employee shall be entitled to participate in all employee benefit plans maintained by the Company including medical, dental and vision insurance coverage for Employee and his eligible dependents, with the Company paying one hundred (100) percent of the premiums for the most comprehensive plan offered by the Company.

i.	Employee Stock Purchase Plan. Employee shall be entitled to participate in the Company’s Employee Stock Purchase Plan, (the “ESPP”), to the maximum extent allowed by the ESPP and applicable law.

j.	Company 401k Plan. Employee shall be entitled to participate in the Company’s 401k Plan with the maximum allowable Company matching contributions under applicable law, plus additional discretionary contributions by the Company as determined by the Board.

k.	Vacation. The Company has an unlimited Paid Time Off (“PTO”) policy such that the number of paid days off is not limited and is to be determined between Employee and his direct supervisor, the Company’s Board of Directors. The Company does not keep a vacation “bank” for employees and unused vacation days do not carry over from year to year.

l.	Business Expense Reimbursement. During the term of employment, the Employee shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Employee (in accordance with the policies and procedures established by the Company for its employees) in performing services hereunder, provided the Employee properly accounts therefor.

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7.	Consequences of Termination of Employment.

a.	Death. This Agreement and the Employee’s employment hereunder shall be terminated by the death of the Employee and all vested Options or RSUs shall be transferred to the Employee’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee.

b.	Disability.

i.	In the event of the Employee’s disability, as hereinafter defined, the Employee shall be entitled to compensation in accordance with the Company’s disability compensation practice for Employees.

c.	Termination by the Company for Cause or Constructive Termination.

i.	Nothing herein shall prevent the Company from terminating employment for “Cause,” as hereinafter defined.

ii.	“Cause” shall mean and include those actions or events specified below in subsections (A) through (D) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) committing or participating in an injurious act of, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; or (D) the Employee being charged with or a conviction of an act or acts constituting a felony under the laws of the United States or any state thereof. Any other termination shall be deemed a termination “Without Cause.”

iii.	A “Constructive Termination” of Employee shall occur if the Company does one (1) of the following: a) a material reduction in the Employee’s duties, responsibilities, title, or authority, or b) the relocation of the Company’s headquarters or Employee’s place of work more than fifty (50) miles from Employee’s residence.

d.	Termination by the Company Without Cause or a Constructive Termination Following a Change in Control

i.	In the event that Employee’s employment is terminated Without Cause or a Constructive Termination occurs following a “Change in Control” (as defined below) the Company will pay Employee as follows:

a.	As severance, in one lump sum, an amount equal to twenty-four (24) months of Employee’s then Base Salary (the “Severance Payment”). The Severance Payment shall be made within thirty (30) days following termination.

b.	All reimbursable expenses,

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c.	A pro-rata portion of any annual incentive bonus becoming earned on performance for the fiscal year in which the date of termination occurs.

d.	A “Change in Control” shall mean the occurrence of any of the following events: (a) the acquisition by any person or group of more than 50 percent of the outstanding voting stock of the Company, (b) a sale of substantially all of the Company’s assets.

e.	Voluntary Termination and Termination for Cause.

i.	In the event that the Employee is either terminated for Cause or the Employee voluntarily terminates his or her employment, the following shall apply:

a.	All reimbursable expenses shall be paid to Employee.

b.	Employee shall not be entitled to any Severance Payment.

8.	Restrictive Covenant and Non-Disclosure of Information.

a.	Restrictive Covenant. The Employee acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill, continued patronage, and specifically the names and addresses of the Company’s Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, in the event the Employee’s employment is terminated by reason of disability pursuant to Section 7(b) or for Cause pursuant to Section 7(c) or if the Employee voluntarily terminates this Agreement pursuant to Section 7(e), then the Employee agrees that during the Restrictive Period and within the Restricted Area, the Employee will not, directly or indirectly, solicit, induce or influence any of the Company’s Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b.	Non-Disclosure of Information. In the event Employee’s employment has been terminated, Employee agrees that, during the Restricted Period, Employee will not knowingly use or disclose any Proprietary Information of the Company for the Employee’s own purposes or for the benefit of any entity engaged in Competitive Business Activities. As used herein, the term “Proprietary Information” shall mean trade secrets or confidential proprietary information of the Company which are material to the conduct of the business of the Company. No information can be considered Proprietary Information unless the same is a unique process or method material to the conduct of the Company’s business, or is a customer list or similar list of persons engaged in business activities with Company, or if the same is otherwise in the public domain or is required to be disclosed by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirement. Employee further agrees that in the event his employment is terminated all Documents in his possession at the time of his termination shall be returned to the Company at the Company’s principal place of business.

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c.	Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.	Company’s Clients. The “Company’s Clients” shall be deemed to be any partnerships, corporations, professional associations or other business organizations with whom the Company has conducted business.

e.	Restrictive Period. The “Restrictive Period” shall be deemed to be five (5) years following termination of the Employee’s employment with the Company.

f.	Restrictive Area. The “Restricted Area” shall be within a three hundred (300) mile radius of the Company’s principal office at the time of termination.

g.	Competitive Business Activities. The term “Competitive Business Activities” as used herein shall be deemed to mean the business of the Company at the time of termination.

h.	Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 8(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Employee.

i.	Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 8(a) and (b) shall survive the termination of this Agreement and the Employee’s employment with the Company.

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j.	Remedies.

i.	The Employee acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 8(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Section 8a) or (b), the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Employee to payment or otherwise under this Agreement and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

ii.	The Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 8(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

9.	Indemnification. The Employee shall continue to be covered by the Certificate of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Employee’s employment with the Company, subject to all the provisions of Nevada and Federal law and the Certificate of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by the Certificate of lncorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company’s Certificate of lncorporation and Nevada law. To the extent that any such payments by the Company pursuant to the Company’s Certificate of Incorporation and/or Bylaws may be subject to repayment by the Employee pursuant to the provisions of the Company’s Certificate of lncorporation or Bylaws, or pursuant to Nevada or Federal law, such repayment shall be due and payable by the Employee to the Company within three (3) months after the termination of all proceedings, if any, which relate to such repayment and to the Company’s affairs for the period prior to the date of termination of the Employee’s employment with the Company and as to which Employee has been covered by such applicable provisions.

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10.	Parachute Payments/280G. If any payment or benefit Employee would receive from the Company or otherwise in connection with a Change in Control (as defined herein) or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards in such a manner as to produce the least amount of reduction necessary; and (c) reduction of other benefits paid to Employee. Within any such category of payments and benefits (that is, (a), (b), or (c)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant, except to the extent a different chronology is necessary to produce the least amount of reduction. The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Employee.

11.	Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

12.	Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if sent by email and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee’s last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

13.	Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

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14.	Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

16.	Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.

17.	Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Employee shall conduct the Employee’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Employee is located. Venue for any dispute arising out of or related to this Agreement shall be the civil courts of the County of Palm Beach in the State of Florida. The prevailing party in any such dispute shall be entitled to recover their attorney’s fees and costs incurred therein.

18.	Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

19.	Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20.	Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

21.	Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

22.	Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.

23.	Venue. The Company and the Employee acknowledge and agree that the Palm Beach County, Florida shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

24.	Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

THE COMPANY:

GAMEVERSE INTERACTIVE CORPORATION

By:
John Pitstick, Chief Financial Officer

THE EMPLOYEE:

By:
Jared Thau

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SCHEDULE A

Incentive Compensation Addendum

Capitalized terms used but not otherwise defined in this Addendum shall have the meanings set forth in the Amended Employment Agreement.

1.	General

This Addendum sets forth certain additional incentive compensation arrangements, in the form of stock options (the “Stock Options”) or restricted stock units (“RSUs”) applicable to the Employee, including annual equity refresh awards, milestone-based equity awards, invention recognition awards, acceleration rights, and related compensation terms.

The Stock Options shall be fully granted as of the date of the Amended Employment Agreement, which this Addendum is part to. The exercise price per share of the Stock Options shall be the fair market value of the Company’s common stock on the date of grant.

Except as expressly provided herein, all Stock Options and RSUs shall be granted under and subject to the Company’s applicable equity incentive plan in effect from time to time and within its limitations (the “Equity Plan”) and the applicable RSU/Option award agreement.

To the extent any provision of this Addendum requires Board or committee action under applicable law, stock exchange requirements, any applicable Equity Plan in effect at the time, or the Company’s organizational documents, such action shall be taken by the Board or the applicable committee thereof.

Unless otherwise expressly provided herein, each award described in this Addendum shall be fully earned or vested only once upon first achievement of the applicable milestone or trigger event, and all awards under this Addendum shall be cumulative, independently earned, and non-offsetting.

2.	Annual Equity Refresh Award. [RESERVED.]

3.	IPO Milestone Award

Upon completion of the Company’s first firm commitment underwritten Initial Public Offering, the Employee shall be vested with a Stock Option award covering 250,000 shares.

4.	Market Capitalization Milestone Awards

Upon the Company’s achievement of each of the following market capitalization thresholds, the Employee shall be vested with the corresponding Stock Option award:

(a) upon achievement of a market capitalization of $100,000,000, 150,000 Stock Options;

(b) upon achievement of a market capitalization of $250,000,000, 250,000 Stock Options; and

(c) upon achievement of a market capitalization of $500,000,000, 350,000 Stock Options.

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For purposes of this Section, the achievement of each threshold shall be determined by the Board in good faith based on the Company’s equity value as reflected by the fair market value or public trading value of the Company’s equity securities, applying such reasonable methodology as the Board may adopt consistently and in good faith.

5.	Revenue Milestone Awards

Upon the Company’s achievement of at least $1,000,000 in Annual Revenue (“AR”), the Employee shall be vested with a Stock Option award of 100,000 shares.

Following such achievement, upon each subsequent increase of at least 25% in AR from the most recently achieved revenue milestone, the Employee shall be granted 75,000 RSUs.

6.	Registered Users Milestone Awards

Upon the Company’s achievement of the following Registered Users thresholds, the Employee shall be vested with the corresponding Stock Option award:

(a) 1,000,000 Registered Users: 75,000 Stock Options; and

(b) 5,000,000 Registered Users: 250,000 Stock Options.

7.	Platform and Product Launch Awards

Upon the initial public launch of the Company’s platform, the Employee shall be vested with 250,000 Stock Options.

Upon the announcement or release of the Company’s platform on a new operating system or device, including mobile or console platforms, the Employee shall be granted 120,000 RSUs per platform.

Upon each instance the Company completes a product update, feature deployment, or platform enhancement to its core platform, including TruWorlds, during a fiscal quarter, the Employee shall granted 25,000 RSUs for such quarter.

Upon each instance the Company achieves a platform performance or stability improvement, including maintaining uptime of at least 90% during a fiscal quarter, the Employee shall be granted 25,000 RSUs for such quarter.

For purposes of this Section, the achievement of each milestone (such as new platform launches, product updates, platform enhancements, performance or stability improvements) shall be determined by the Board applying such reasonable methodology as the Board may adopt consistently and in good faith.

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8.	Future Inventions Recognition Awards

In recognition of the Qualifying Inventions conceived and materially developed by the Employee during his employment, and assigned to the Company pursuant to the Amended Employment Agreement, the Company shall grant the Employee 150,000 RSUs per Qualifying Invention, as determined by the Board in good faith (each, a “Future Inventions Recognition Award”).

Each Future Inventions Recognition Award shall be deemed awarded as of the date the Invention is assigned to the Company.

Future Inventions Recognition Awards shall be deemed fully earned upon grant and, notwithstanding any termination of the Employee’s employment for any reason, shall continue to vest in accordance with their stated vesting schedule, subject only to the terms of the applicable Equity Plan and award agreement that are expressly applicable to such awards.

9.	Secondary Offering / Strategic Financing Award

Upon the closing of any Secondary Offering or Strategic Financing in which the Company receives aggregate gross proceeds in excess of $15,000,000, the Employee shall receive 250,000 RSUs.

10.	Post-IPO Stock Performance Awards

Following completion of the IPO, the Employee shall receive the following RSU awards upon achievement of the following stock price performance thresholds:

(a) if the Company’s common stock trades at a price equal or above the IPO price for thirty (30) consecutive trading days, 150,000 RSUs;

(b) if the Company’s common stock trades at least thirty percent (30%) above the IPO price for thirty (30) consecutive trading days, 150,000 RSUs; and

(c) if the Company’s common stock sustains trading at two (2) times the IPO price, 300,000 RSUs.

The Board shall determine in good faith the measurement methodology for the foregoing thresholds, including whether the applicable standard has been satisfied based on consecutive trading days, aggregate trading days, or such other reasonable method as may be specified in the applicable award documentation.

11.	Strategic Partnership Milestone

Upon each instance of securing a strategic partnership, the Employee shall be granted 75,000 RSUs.

For purposes of this Section, the achievement of securing and entering into such strategic partnership shall be determined by the Board applying such reasonable methodology as the Board may adopt consistently and in good faith.

12.	Double Trigger Acceleration

In the event of a Change of Control followed by either (a) a termination of the Employee’s employment by the Company without Cause or (b) the Employee’s resignation for Good Reason, in either case within twelve (12) months following such Change of Control, one hundred percent (100%) of the Employee’s then-unvested equity awards shall immediately vest, subject to the terms of the applicable Equity Plan and award agreement.

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13.	Stacking and Non-Offset

All awards under this Addendum are cumulative, independently earned, and non-offsetting. No award granted or earned under this Addendum shall reduce, replace, or otherwise diminish any other award granted or earned under this Addendum, unless the Employee expressly agrees otherwise in writing.

14.	Equity Plan Non-Reduction

Subject to applicable law, any applicable Equity Plan, required corporate approvals, and stockholder approval requirements, nothing in the Employment Agreement, this Addendum, or any subsequent award documentation shall be construed to reduce the minimum grant entitlements expressly set forth in this Addendum.

15.	Prior Award Acceleration

Effective as of the execution of the amended Employment Agreement to which this Addendum is attached, all previously granted and then-unvested RSUs and Stock Options and options held by the Employee shall immediately vest in full, subject to the terms of any applicable Equity Plan and any award agreement to the extent not expressly overridden by this Addendum and approved by the Board.

16.	Timing of Grants

Unless otherwise expressly provided herein, each RSU award described in this Addendum shall be granted promptly following the Board’s good-faith determination that the applicable milestone or trigger event has occurred, and in all events subject to applicable law, any applicable Equity Plan, and any required corporate approvals.

17.	Administration

This Addendum shall be administered by the Board or the applicable committee thereof. The Board or such committee shall have authority to interpret this Addendum, determine whether applicable milestones or trigger events have been satisfied, make all required calculations, and resolve ambiguities and inconsistencies in good faith.

18.	Tax Withholding; Section 409A

All awards and payments under this Addendum shall be subject to applicable withholding and deductions required by law.

This Addendum is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, and shall be construed and administered accordingly. Notwithstanding the foregoing, the Company makes no representation as to the tax consequences of any award or payment hereunder.

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19.	Definitions

For purposes of this Addendum, the following terms shall have the following meanings:

“AR” means Annual Revenue, calculated in accordance with GAAP.

“Active Creator” means a creator who has published content on the Company’s platform within the immediately preceding ninety (90) days.

“Board” means the Board of Directors of Gameverse Interactive Corp.

“Change of Control” means a sale of assets, merger, consolidation, recapitalization, or other transaction or series of related transactions resulting in a change in ownership of more than fifty percent (50%) of the Company’s outstanding voting power or equity interests.

“Cause” means, unless otherwise defined in the Employment Agreement, fraud, felony conviction, or gross misconduct by the Employee.

“Good Reason” means, unless otherwise defined in the Employment Agreement, any of the following without the Employee’s written consent: (a) a material reduction in the Employee’s base compensation, (b) a material diminution in Employee’s authority, duties, or responsibilities, (c) a required relocation of the Employee’s principal work location, or (d) a material breach by the Company of the Amended Employment Agreement or this Addendum.

“IPO” means the Company’s first firm commitment underwritten public offering.

“Registered Users” means any person that signs up and creates an account to the Company’s platform.

“Secondary Offering” means a PIPE, private financing, public financing, or other capital raise in which the Company receives aggregate gross proceeds exceeding $15,000,000.

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